Exhibit 5.1

[NAGASHIMA OHNO & TSUNEMATSU LETTERHEAD]

November 18, 2008

Mitsubishi UFJ Financial Group, Inc.

7-1, Marunouchi 2-chome

Chiyoda-ku, Tokyo 100-8330

Japan

MITSUBISHI UFJ FINANCIAL GROUP, INC.

Registration Statement on Form F-3

Ladies and Gentlemen:

In connection with the registration statement (“Registration Statement”) on Form F-3 relating to newly issued shares of common stock of Mitsubishi UFJ Financial Group, Inc., (the “Company”) (the “New Shares”) and treasury shares of common stock of the Company (the “Treasury Shares”), we have been requested to provide our opinion to be filed as an exhibit to the Registration Statement.

For the purposes of this opinion, we have reviewed certified copies of the Articles of Incorporation, the Regulations of the Board of Directors and the Share Handling Regulations of the Company, and such agreements and other certificates and corporate and other records and documents of the Company and such other matters, documents and records, and considered such questions of law, as we have deemed necessary or appropriate for the purpose of rendering the opinion hereinafter set forth.

Having examined the above documents and having regard to the relevant laws of Japan to the extent that they are applicable, and subject to the assumptions and qualifications set out herein, we are of the opinion that:

(1) The New Shares, upon the resolution of the board of directors and/or other necessary procedures and, when paid for, issued and delivered in accordance with Japanese law and the Articles of Incorporation and the Regulations of the Board of Directors of the Company, will be validly issued and fully paid and non-assessable;

(2) The Treasury Shares have been validly issued and fully paid and non-assessable; and

(3) The statements in the Company’s annual report on Form 20-F for the fiscal year ended March 31, 2008 filed by the Company with the U.S. Securities and Exchange Commission on September 19, 2008 under the caption “Item 10. Additional Information—E. Taxation—Japanese Taxation”, constitutes our opinion on the material anticipated income tax consequences under the laws of Japan applicable to certain holders.

The foregoing opinions are based on the assumptions, qualified by and subject to the limitations, set forth below:

(i)	This opinion letter is strictly limited to the matters stated herein and may not be read as extending by implication to any matters not specifically referred to herein;

(ii)	We are members of the bar of Japan and our opinion is limited solely to the laws of Japan effective as of the date hereof;

(iii)	We neither express nor imply any view or opinion with regard to the requirements of any state or country other than Japan;

(iv)	The opinions expressed above are subject to any applicable statutes of limitation, appropriate court procedures, the public order or policy, good morals doctrine, the good faith and fair dealing doctrine and the abuse of rights doctrine;

(v)	The above opinions do not cover any matters related to tax laws, treaties, regulations or guidelines (except for our opinion (3) above); furthermore, with respect to our opinion (3) above, although such description discusses the material anticipated Japanese income tax consequences applicable to certain holders, it does not purport to discuss all Japanese income tax consequences (including all requirements and procedures necessary for certain tax consequences to be applicable) and our opinion is limited to those Japanese income tax consequences specifically discussed therein;

(vi)	We express no opinion as to any amendments, supplements, renewals, extensions or other modification of any documents referred to herein which may be made after the delivery of this opinion; and

(vii)	In this opinion, Japanese legal concepts are expressed in English terms and not in their original Japanese terms. The concepts concerned may not be identical to the concept described by the equivalent English terms as they exist under the laws of other jurisdictions. We do not render any opinion as to how judges qualified in a foreign jurisdiction would interpret Japanese legal concepts or expressions, and this opinion may only be relied upon under the express condition that any issues of interpretation or liability arising thereunder will be governed by the law of Japan and be brought before a Japanese court.

We hereby consent to the use of this opinion as an exhibit to the Registration Statement and to the use of our name under the captions “Legal Matters” and “Limitations on Enforcement of U.S. Laws” contained in the Registration Statement. In giving this consent, we do not thereby admit that we come within the category of persons whose consent is required by the U.S. Securities Act of 1933, as amended, or by the rules and regulations under it.

Very truly yours,

/s/ Nagashima Ohno & Tsunematsu

NAGASHIMA OHNO & TSUNEMATSU